Exhibit 10.16

Master Agreement for

Clinical Trials Services

This Master Agreement for Clinical Trials Management Services (the “Agreement”) is made and entered into on April 2nd, 2020, (the “Effective Date”),

by and between

inRegen, a Cayman Islands company, with offices at

10 Market Street #688 Camana Bay

Grand Cayman Islands, KY1-9006

(hereinafter referred to as “Sponsor”)

and

Frenova, LLC d/b/a Frenova Renal Research, 920 Winter Street,

Waltham, Massachusetts 02451-1457

(hereinafter referred to as “Frenova”).

Each is sometimes referred to as “Party”

Sponsor is engaged in the business of developing and marketing cell-based products and desires to engage Frenova to perform services in connection with certain clinical trials under development by or under control of Sponsor.

Frenova, among other things, is engaged in the business of providing certain services related to the implementation and management of clinical development programs for the pharmaceutical, biotechnology and medical device industries, which may include certain contract research organization related services. This Agreement sets forth terms under which Sponsor will engage Frenova to provide such services and is comprised of the following Articles:

1.	Definitions

2.	Services and Standards

3.	Financial Terms and Conditions

4.	Term and Termination

5.	Confidentiality and Proprietary Rights

6.	Representations and Warranties

7.	Indemnification and Insurance

8.	Miscellaneous Clauses

By signing below, each Party agrees to the terms of this Agreement.

Frenova, LLC	inRegen

/s/ Franklin W. Maddux	/s/ Timothy A. Bertram
Name: Franklin W. Maddux, MD, FACP	Name: Timothy A. Bertram
Title: Global Chief Medical Officer	Title: CEO inRegen/TCBIO
Date: April 2, 2020	Date: 02 April 2020

1.0	RECITALS AND DEFINITIONS

1.1	Definitions

1.1.1

Affiliates: With respect to either Party, an Affiliate is an entity that is controlled by, controls or is under common control with such Party. A person, corporation or other entity will be regarded as in control of another corporation or entity if such first person, corporation or other entity owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if such first person, corporation or other entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other corporation or other entity.

1.1.2	Amendment: A written specification of changes to a Statement of Work signed by each Party’s authorized representatives.

1.1.3	Case Report Form (“CRF”): The printed, optical, or electronic document designed to record all the Protocol required information to be reported to Sponsor on each Study Subject.

1.1.4

Facility: The location at which the clinical trial is actually conducted (e.g., end stage renal disease facility or, if applicable, for certain studies this may reference a medical practice) under the supervision of an Investigator.

1.1.5

Frenova Project Manager: The Frenova representative assigned to lead the Frenova project team, act as the principal liaison between Frenova and Sponsor, and provide general oversight in the delivery of Services with regard to a specific Statement of Work.

1.1.6

Good Clinical Practice (“GCP”): The standard defined in the ICH Harmonised Tripartite Guideline For Good Clinical Practice E6(R1) Current Step 4 version dated 10 June 1996 (including the Post Step 4 corrections) and applicable EU regulations, e.g. EU Directive 2001/20/EC and Regulation (EU) No. 536/2014 and DIN ISO 14155 and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., 21 C.F.R. Parts 11, 50, 54, 56, and 312; the Good Clinical Practices adopted as guidance by the U.S. Food and Drug Administration; or comparable state, federal or local law.

1.1.7

HIPAA: means the United States Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act, enacted as part of the American Recovery and Reinvestment Act of 2009 and its applicable regulations.

1.1.8

Institutional Review Board (“IRB”): Any board, committee, or other group formally designated by an institution to review, to approve the initiation of, and to conduct periodic review of, biomedical research involving human subjects constituted in accordance with and in compliance with 21 C.F.R. Part 56, EU Directive 2001/20/EC Art. 2 k) and Regulation (EU) No. 536/2014 Art. 2 (11). The primary purpose of such review is to assure the protection of the rights and welfare of human subjects. An IRB may also be referred to as an independent ethics committee or ethics committee.

1.1.9

Invention: Inventions or discoveries, whether patentable or not, which are conceived or first actually reduced to practice in the performance of the Study or the Services including any related patent, trade secret, copyright or other proprietary right. For the purpose of clarity, conception of an invention shall be dictated by inventorship in accordance with United States patent law.

1.1.10

Investigator: A person responsible for the conduct of the clinical trial at a Facility. If a trial is conducted by a team of individuals at a Trial Site, the Investigator is the responsible leader of the team and may be called the Principal Investigator.

1.1.11

Investigator Budget: A subset of the Pass-Through Budget which sets forth the estimated costs related to the services to be provided by the Investigator in conducting the Study as set forth in the Statement of Work.

1.1.12	Key Personnel: The Frenova Project Manager and other key Frenova personnel assigned to the Services as set forth in a Statement of Work.

1.1.13

Pass-Through Budget: The estimated costs of Pass-Through expenses for goods and materials incurred by Frenova on behalf of Sponsor, in connection with the performance of the Services as set forth in a Statement of Work.

1.1.14	Payment Schedule: The schedule of payments due to be made for Services delivered and Pass-Through expenses incurred, as set forth in a Statement of Work.

1.1.15

Project Specifications: The specific Services to be provided, statement of assumptions used in preparing the Services Budget, Pass-Through Budget, and assignment of project-related responsibilities between the Parties as set forth in a Statement of Work.

1.1.16

Protocol: A written document that describes a Study and sets forth specific activities to be performed in accordance with 21 C.F.R. Section 312.23(a)(6), 21 C.F.R. 812.25(b), EU Directive 2001/20/EC Art. 2 h) or Regulation (EU) No. 536/2014 Art. 2 (22), as may be amended from time to time.

1.1.17

Services: The services to be provided by Frenova, its Affiliates and its Subcontractors (if applicable) under this Agreement as specifically outlined in a Statement of Work, Amendment or winding down plan.

1.1.18	Services Budget: The estimated cost of the Services, based upon the Project Specifications as set forth in a Statement of Work.

1.1.19

Statement of Work: A written specification of Services to be performed by Frenova under this Agreement, including the Project Specifications, Contact Information, Services Budget, Pass-Through Budget, Investigator Budget and Payment Schedule.

1.1.20	Study: A clinical trial performed at one or more Trial Sites under the supervision of one or more Investigator(s) pursuant to a study Protocol.

1.1.21	Study Agent: The drug(s), biologic(s) or device(s), if any, that are the subject of the Study as specified in the Protocol.

1.1.22	Study Subject: individuals who are screened for a Study and/or are participating in a Study.

1.1.23

Subcontractor: An individual or company engaged by Frenova to conduct some elements of a Statement of Work, such as clinical laboratories, patient recruitment services, interactive voice recognition systems and other services, which shall exclude reference to contract employees as set forth in Section 2.3.3.

1.1.24

Trial Site(s): Any public or private entity or agency specifically identified related to or pursuant to Statement of Work which performs clinical research, and is engaged to perform a Study by Frenova or Sponsor and the location(s) where trial-related activities are actually conducted.

2.0	SERVICES AND STANDARDS

The Parties will agree on all Services to be provided and the performance of those Services will be authorized in writing through the execution of a Statement of Work. Frenova will not begin work on any Services without an executed Statement of Work or other written document authorizing commencement of the Services, except with respect to an agreed upon letter of agreement which may executed between the parties to permit Frenova to perform preliminary work involving a Study as the specific Statement of Work for such Study is being negotiated and finalized and signed by the Parties. Statements of Work may be entered into by Frenova or any of its Affiliates, which by execution of such a Statement of Work, will agree to be bound to the terms of this Agreement. Each and every Statement of Work is subject to the agreement of both Parties and each Party reserves the right to decline to enter any Statement of Work.

2.1	Statements of Work

Frenova will provide Services as specified in one or more Statements of Work.

2.1.1

Project Specifications. The Statement of Work will include Project Specifications, which may include items such as a description of the Study Protocol, Trial Sites, Facilities, subjects, CRFs, reports and Services to be provided by Frenova, including potential Facilities, potential Trial Sites and potential Investigators.

2.1.2

Services Budget. Each Statement of Work will include a Services Budget and will include the costs related to the Services to be provided. Frenova will not exceed the total cost outlined in the Services Budget without the prior written approval of Sponsor, unless specifically authorized by an Amendment, as set out in Section 2.2 below. Sponsor agrees that the Services Budget presented in each Statement of Work is an estimate based upon the Project Specifications. Any changes to the Project Specifications, including without limitation, a request by Sponsor for compression of the timelines or extensions of the timelines for any reason, may result in changes to the Statement of Work, which will be documented in accordance with Section 2.2 below.

2.1.3

Pass-Through Budget. Each Statement of Work may include a Pass-Through Budget, which will contain an estimate of anticipated Pass-Through expenses to be incurred on Sponsor’s behalf in connection with performance of the Services. Sponsor agrees that the Pass-Through Budget contains an estimate based on the Project Specifications, and information supplied by third party suppliers, and that such costs cannot be predicted with complete certainty at the outset of a Study. Sponsor will reimburse all of Frenova’s actual direct costs for Pass-Through expenses incurred in performance of the Services, in accordance with Article 3 below. Frenova will notify Sponsor in writing of any increases or decreases in the Pass-Through Budget upon receipt of such information from third party suppliers or other sources, as the case may be, and such information will be included in an Amendment to the applicable Statement of Work.

2.1.4

Investigator Budget. While a subset of the Pass-Through Budget, each Statement of Work may include an Investigator Budget including the costs related to the services to be provided by the Investigator in conducting the Study which will be the basis of the budget attached to the clinical trial agreements to be executed with Investigators. Sponsor agrees that the Investigator Budget generally contains a per procedure fee structure based on the specific Study protocol schedule of events, prorated according to Study Subject participation, and that such costs may be subject to change in the event of changes to the Study protocol. Sponsor will reimburse all of Frenova’s actual direct costs for the expenses incurred by the Investigator in performance of the Study, in accordance with Article 3 below. Frenova will notify Sponsor in writing of any increases or decreases in the Investigator Budget upon receipt of such information from Investigators or other sources, as the case may be, and such information will be included in an Amendment to the applicable Statement of Work.

2.1.5

Payment Schedule. Each Statement of Work will contain a Payment Schedule, which will specify the manner and timing of all payments for Services and pass-through expenses described in the Statement of Work. Any changes to the Project Specifications, and corresponding changes to the Services Budget or Pass-Through Budget, will be reflected in a corresponding change in the Payment Schedule.

2.1.6	Contact Information and Designation of Key Personnel. Each Statement of Work will identify the Key Personnel as the Parties may agree are to be included and their contact information.

2.1.7

Territory-Specific Requirements. A Statement of Work may contain terms and conditions supplemental to or different from the terms and conditions set forth in this Agreement, as are necessary for territory-specific matters. In such case, the Statement of Work shall explicitly state that it will govern with respect to such terms and such territory-specific terms shall take precedence over this Agreement with respect to such terms in such territory.

2.2	Amendments

Any changes to a Statement of Work, including but not limited to changes to the Project Specifications, Services Budget, Pass-Through Budget or Investigator Budget, will be agreed upon by the Parties and documented in an Amendment to the Statement of Work. Sponsor agrees that Frenova will not perform any out-of-scope work described in an Amendment until it is approved in writing by both Parties.

2.2.1

Unanticipated Changes. Sponsor agrees that changes in costs resulting from, for example, changes to Project Specifications due to modifications to the Study Protocol, delays in receipt of Study Agent from Sponsor, changes in amounts charged by third party suppliers or poor subject enrollment due to changes in clinical practices, cannot be reasonably anticipated in advance. Upon identification by either Party of changes to the Project assumptions or other unanticipated changes to the Project Specifications, the Parties will prepare an Amendment to accommodate increases or decreases to the Project Budget (including the Services Budget and Pass-Through Budget, or Payment Schedule that are reasonably associated with any such adjustments. Such unanticipated changes may include, but are not limited to, any of the following:

2.2.1.1

delays in receiving from Sponsor technical information or Sponsor’s acceptance of documents submitted by Frenova in the performance of its duties under this Agreement or any Statement of Work, or any other delay on the part of Sponsor;

2.2.1.2	delay in receipt of regulatory approval from a regulatory agency, IRB or Ethics Committee;

2.2.1.3	delay in performance by a Subcontractor not selected by Frenova;

2.2.1.4	delay in shipment of Study Agent, clinical samples and/or clinical supplies to Trial Sites;

2.2.1.5	delay due to changes in standard of care imposed by law, regulation or changes in medical practice affecting participating Trial Sites; or Facilities;

2.2.1.6	commencement of a new clinical trial with the same target patient population as the Study which is undertaken by Frenova on behalf of Sponsor;

2.2.1.7	delay by reason of force majeure as defined herein;

2.2.1.8	Sponsor requested changes to the Services or Protocol;

2.2.1.9	delays due to questions received by either Party from regulatory agencies or ethics committees regarding submission materials that relate to characteristics of the Study Agent or Protocol design;

2.2.1.10	delays due to any changes in applicable law or regulatory environment; or

2.2.1.11	changes for any other reason agreed upon in writing by Sponsor.

2.3	Project Staffing

In performing the Services, Frenova will reasonably allocate personnel who are adequately trained, qualified and experienced to conduct the work as specified in a Statement of Work. Sponsor will have the right, before executing a Statement of Work to review the qualifications of any Key Personnel and raise any concerns which Sponsor may have in that regard and, if such concerns cannot be sufficiently addressed to both parties satisfaction, then such Statement of Work shall not be executed by the parties. In the event that Sponsor has concerns regarding the performance of any Key Personnel, Sponsor shall raise such concerns to Frenova, and the parties shall in good faith seek to resolve such concerns.

2.3.1

Key Personnel. Frenova will assign a Frenova Project Manager and/or other employees whose participation in a project is expected for the duration of the project, who will serve as Key Personnel. Frenova will use reasonable efforts to seek the continuity of Key Personnel’s participation in a project for the duration of the project. Frenova will provide thirty (30) days’ notice to Sponsor, whenever practical, of any changes to the Key Personnel. Frenova will provide project-specific training to replacement Key Personnel at its own expense. Sponsor will have the right to review the qualifications of any Key Personnel replacements and raise any reasonable concerns which Sponsor may have in that regard and, both parties shall seek in good faith to address such concerns.

2.3.2	Project Team. Frenova will assign non-Key Personnel at its sole discretion, as needed to perform the Services in accordance with the Statement of Work.

2.3.3

Use of Contract Employees. Frenova may, at its own discretion, assign some elements of the Services to contract employees. Frenova agrees that any contract employees used to perform the Services will be adequately qualified, experienced and trained as required to perform the Services in the same manner as Frenova qualifies and trains its own employees. Frenova will remain responsible for satisfactory performance of all Services performed by contract employees.

2.4	Use of Subcontractors

Frenova may use Subcontractors to conduct some elements of a Statement of Work. Frenova will notify Sponsor in advance of its use of Subcontractors. In the event that Sponsor objects, for reasonable cause, to any such Frenova Subcontractors, Frenova will replace the Subcontractor within a mutually agreeable timeframe.

2.4.1

Sponsor-Selected Subcontractors. In the event that Sponsor requires Frenova to use a specific Subcontractor that is not otherwise agreeable to Frenova, Frenova will not be responsible for the performance of the Subcontractor, and Sponsor will manage the performance of the Subcontractor and be responsible for any delays or changes to the Project Budget that result from the performance of the Subcontractor. Frenova will notify Sponsor promptly of any performance issues arising out of the use of any such Subcontractors. If Sponsor engages a Subcontractor, but requires that Frenova manage or oversee the performance of the Subcontractor, then Sponsor will supply Frenova with a copy of the relevant contract with the Subcontractor.

2.4.2	Frenova-Selected Subcontractors. For Subcontractors selected and contracted directly by Frenova, Frenova will manage the performance of the Subcontractor in coordination with Frenova.

2.5	Engagement of Trial Sites and Investigators

If required in the terms of a Statement of Work, Frenova will coordinate execution of contracts with Trial Sites and Principal Investigators for the performance of each Study (which may include, by example, clinical trial agreements and facility use agreements) using templates mutually agreeable to Frenova and Sponsor. Unless otherwise agreed upon in any Statement of Work, if an Investigator or other relevant party insists upon any material changes to any provisions of the applicable template agreement(s), then Frenova shall submit the proposed material change to Sponsor, and Sponsor shall promptly review, comment on, reject and/or approve such proposed changes. Each such contract will include terms, to the extent applicable, pertaining to Confidentiality, Proprietary Rights, Inspections and any other pertinent matters as the Parties may decide, which shall be no less restrictive than those of this Agreement without the consent of Sponsor.

2.6	Applicable Standards

Frenova shall perform Services pursuant to this Agreement any Statement of Work in compliance with the specifications of that Statement of Work, GCP and applicable United States, EU laws and regulations, and/or laws of regulations of the specific territories where Services are being performed. The Statement of Work shall specify to what extent Frenova or Sponsor shall provide standard operation procedures in the performance of the Services.

2.7	Sponsor-Provided Systems

2.7.1 In the event that Sponsor requires Frenova to use Sponsor’s information systems and associated processes pursuant to a Statement of Work, Sponsor will be responsible for all costs associated with installation and operation of the systems, including costs for hardware and software licenses, and for training of Frenova personnel assigned to the project in the use of Sponsor system(s). Sponsor shall allow Frenova to access the EDC System (defined below) to review and approve Trial Site visit activity for the purpose of processing payments to the Trial Sites.

2.7.2 Sponsor acknowledges that Frenova shall contract with and/or license from an electronic data capture vendor (“EDC Vendor”) such that Sponsor may utilize the EDC Vendor software applications to serve as Sponsor’s electronic data capture system for any particular Study. Sponsor’s rights to use such EDC Vendor software, including, but not limited to, any derivative works, modifications, updates and enhancements thereto, and/or services (“EDC System”) for purposes of electronic data capture are subject to Sponsor’s compliance with the following terms and conditions:

a.

Only Sponsor’s employees and contractors conducting or performing services directly related to the Study pursuant to a Statement of Work and/or clinical trial agreement executed thereto (the “Authorized Users”) may access the EDC System on behalf of Sponsor.

b.

Sponsor shall use the EDC System only for lawful purposes and in accordance with this Agreement, the Statement of Work (including clinical trial agreements executed thereto), consistent with industry standards, and for purposes related to a Study. Any data that Sponsor plans to collect in the EDC System that is the proprietary information of Fresenius Medical Care Holdings, Inc. and any of its Affiliates, shall be subject to approval by Frenova, which shall not be unreasonably withheld.

c.

Sponsor acknowledges that the EDC System is proprietary to the EDC Vendor, and such EDC Vendor owns all right, title and interest in the EDC System, including, but not limited to, any derivative works, modifications, updates and enhancements. The Authorized Users shall protect and treat the EDC System and materials as confidential using the same care as required under the Agreement with respect to Sponsor’s Confidential Information, but no less than reasonable care. Sponsor understands and agrees that the EDC System may only be used by Sponsor and its Authorized Users in accordance with the terms set forth above and that Sponsor will not (1) modify, copy or create derivative works based on the EDC System, or (2) reverse engineer, disassemble or decompile the EDC System or any portion thereof in any manner. Sponsor agrees to execute any additional documentation as Frenova’s and/or EDC Vendor’s request setting forth any such additional obligations or use restrictions as may be required for Authorized Users to access and/or utilize the EDC System.

d.

Sponsor acknowledges that errors may exist or occur in any software program. Frenova makes no warranty or representation that the EDC System shall operate uninterrupted or be error-free and assumes no responsibility for obsolescence of the EDC System.

2.7.3 Frenova shall in good faith seek to enforce on behalf of Sponsor, at Sponsor’s expense, warranties which Frenova may hold pursuant to Frenova’s license and/or contractual arrangement with the EDC Vendor.

Except as otherwise stated in this Agreement, the EDC SYSTEM, THE SERVICES PROVIDED IN CONNECTION WITH THE EDC SYSTEM, AND THE DELIVERABLES DELIVERED THROUGH USE OF THE EDC SYSTEM ARE PROVIDED AND DISTRIBUTED ON AN “AS IS” BASIS WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

2.7.4 EDC Vendor shall provide to Sponsor at the completion of the Study a download of the Study data contained in the EDC System for such Study. Frenova shall in good faith seek to facilitate the execution of additional documentation as to the nature, timing, and extent of such download of Study data by and among Frenova, EDC Vendor and Sponsor as may be reasonably requested.

2.7.5 To the extent that Frenova utilizes, or Sponsor otherwise requires the use of, additional software services or an additional software vendor in additional that provided by the EDC Vendor, then the provisions with respect to the use and scope of services to be provided pursuant to such software services or software vendor shall be addressed in the applicable Statement of Work.

2.8	Inspections

2.8.1

Inspection by Sponsor: During the term of this Agreement, Frenova will permit representatives of Sponsor who are not competitors of Frenova in the dialysis services business to examine, at Sponsor’s cost, at a reasonable time during normal business hours and subject to at least ten (10) business days prior written notice to Frenova: (i) the facilities where the Services are being, will be or have been conducted; (ii) documentation directly related to the conduct of the Study as necessary for Sponsor to confirm that the Services are being or will be or have been conducted in conformance with applicable specific Statements of Work, this Agreement and in compliance with applicable laws and regulations. Frenova may exclude from any such inspection any of its proprietary or confidential information that is not otherwise required to be provided to Sponsor in connection with this Agreement.

2.8.2

Inspection by Regulatory Authorities: Sponsor acknowledges that Frenova may respond independently to any correspondence, inquiry or inspection request from a regulatory authority in which Frenova or its Affiliates is named if it is not practicable to inform and work cooperate with Sponsor in such regard. To the extent any such request is related to a Study, Frenova shall: (i) notify Sponsor promptly of any regulatory authority inspection or inquiry, including, but not limited to, inspections of Trial Sites, Facilities, subcontractors or laboratories; (ii) forward to Sponsor copies of any correspondence from any regulatory authority relating to such inspection or inquiry, including, but not limited to, FDA Form 483 notices, and FDA refusal to file, rejection or warning letters; (iii) notify Sponsor of the results of any such inspection or inquiry, including requested or required improvements, changes or modifications to Frenova’s operations; and (iv) notify Sponsor of any actions taken in response to or anticipation of such an inspection or inquiry. Where reasonably practicable, Frenova will give Sponsor the opportunity to have a representative present during an inspection by a regulatory authority. Sponsor, however, acknowledges that it may not direct the manner in which Frenova fulfills its obligations to permit inspection by regulatory authorities.

2.8.3

Inspections of Trial Site(s) by Frenova: To the extent required pursuant to the Statement of Work and/or in connection with Frenova’s provision of Services as specified in this Agreement and any associated Statement of Work, Frenova may conduct monitoring visits and/or inspections of participating Trial Sites, and Facilities. Based on Frenova’s observations during such Trial Site or Facility visits and inspections, Frenova may decide: (i) that enrollment should be suspended at the Trial Site or Facility; (ii) that a Trial Site’s or Facility’s non-compliance needs to be reported to Sponsor and/or regulatory authorities; and/or (iii) Trial Site’s or Facility’s participation in a Study needs to be terminated. Upon such a determination, Frenova will present to Sponsor a basis for its decision. If Sponsor disagrees with the basis for Frenova’s decision, Frenova will assign its contract with the Trial Site or Facility to Sponsor and Sponsor agrees to accept such assignment and to be responsible for all contractual duties and obligations to the Trial Site and/or Facility.

2.9	Steering Committee

Both Parties hereby may, upon mutual agreement, establish a joint review committee (“Joint Review Committee”) which shall be responsible for reviewing and discussing operational, clinical quality, implementation of current and potential clinical trials. If established, each Party shall appoint two representatives (or more, upon mutual agreement) to the Joint Review Committee, which representatives shall include appropriate leadership for both Parties. The Joint Review Committee shall convene quarterly at mutually agreeable dates and times. Agendas for the Joint Review Committee meetings can include, but not be limited to, discussions of issues related to operations, quality, strategy, and future opportunities.

2.10	Participation in Protocol Review

Because of Frenova expertise in the conduct and administration of clinical trials involving patients with end stage renal disease or other patients with kidney disease, Sponsor may include as part of the Statement of Work Frenova’ review, consultation and advisement on the Protocol for improving implementation and administration to the target subject population and potentially Study design, as applicable.

2.11	Potential Trial Sites/Investigators Generally

Frenova as part of the Services pursuant to a Statement of Work, may routinely provide to Sponsor a list of potential Trial Sites and potential Investigators (including potential Facilities). Consistent with Section 5, such potential Trial Site(s) and potential Investigators and potential Facilities are deemed Confidential Information of Frenova. Sponsor hereby agrees that it shall not knowingly seek to directly contract with any potential Trial Site or any potential Investigator that are contractually obligated to facilitate Frenova’s involvement for any clinical trial that he/she would conduct for Sponsor at least in part at a facility owned or operated by Frenova or its Affiliates.

3.0	FINANCIAL TERMS AND CONDITIONS

The Parties agree that the fees and other reimbursements that Frenova will receive for performing the Services hereunder will be outlined in each Statement of Work and are subject to the following terms and conditions.

3.1	Compensation for Services

For Services provided, Sponsor will pay Frenova in accordance with the terms in this section of the Agreement and each applicable Statement of Work. The timing and frequency of payments will be governed by the Payment Schedule detailed in each Statement of Work.

3.2	Services Budget

All fees for Services shall be paid in the amounts and at the times indicated in the Payment Schedule.

3.3	Pass-Through Budget

In order to provide funding for Pass-Through expenses, exclusive of Trial Site/Investigator payments described below, Sponsor will make an advance payment to Frenova of an amount to be specified in each Statement of Work. Frenova will submit to Sponsor detailed monthly invoices for amounts incurred during the relevant billing period. The advance payment will be retained by Frenova until the completion of the Services, at which time a reconciliation of expenses will be done to ensure that Sponsor pays for only those expenses actually incurred. The advance payment will then be applied to the final invoice, if unpaid, and any remaining advance payment will be refunded to Sponsor within thirty (30) days from the date of the final reconciliation.

3.4	Trial Site/Investigator Payments and Reconciliation

In order to provide for timely payments to Trial Sites/Investigators, Sponsor will make an initial advance payment to Frenova of an amount to be determined in each Statement of Work. The Statement of Work shall specify, as the parties may mutually agree, any additional advance payments shall be made from Sponsor to Frenova and the process of invoicing and reconciliation of such advance payments, to the extent applicable. In the event Frenova has any remaining advance payment upon the completion of Services, Frenova shall apply such advanced payment to the final invoice, if unpaid, and any remaining advance payment will be refunded to Sponsor within thirty (30) days from the date of the final reconciliation.

3.5	Invoices

3.5.1

Invoices for Services and Pass-Through expenses will be submitted in accordance with the Payment Schedule associated with the relevant Statement of Work and will be prepared monthly, or as frequently as necessary.

3.5.2	All invoices under this Agreement will be forwarded to the Sponsor representative designated in the relevant Statement of Work.

3.5.3

All payments under this Agreement will be remitted to the Frenova Affiliate named in the Statement of Work, to the address and in the manner set forth in the Payment Schedule of the applicable Statement of Work.

3.6	Payment Terms

Sponsor agrees to pay for Services and Pass-Through expenses in accordance with the Payment Schedule outlined in each Statement of Work or associated Amendment. Sponsor will pay for all Services, Pass-Through expenses and other correctly invoiced items within forty-five (45) days of receipt of invoice. All payments will be made in the currency noted in the Payment Schedule of the Statement of Work. All fees for Services and Pass-Through expenses are exclusive of VAT (including non-refundable VAT) and other local taxes (excluding taxes based on Frenova’s income), which Sponsor will pay when applicable. All Frenova invoices are payable within forty-five (45) days of receipt by Sponsor. Undisputed payments from Sponsor which are received 30 days past due will incur a 1.0% penalty per month calculated daily and compounded monthly or, if lower, the highest rate permitted under applicable law. Sponsor will use reasonable efforts to inform Frenova in writing of any claimed errors on the invoice or invoice items being disputed within fifteen (15) business days of Sponsor’s receipt of the invoices and the basis of such dispute (“disputed items”) (payment of undisputed items shall be required consistent with this Section). Sponsor acknowledges and agrees that any discrepancies identified through verification of Study documentation that may result in an adjustment to payment must be resolved in a timely and satisfactory manner The parties shall in good faith seek to resolve any disputed items within thirty (30) days of any such items being deemed “disputed” as set forth above. If the parties cannot resolve such disputed items within such time frame, then a party may pursue all of its rights in law and equity with respect to such disputed items.

3.7	Final Payments

Any final payments specified in a Statement of Work will be invoiced upon completion of the Services and delivery to Sponsor of any final Study databases, reports or other deliverables as specified in the Statement of Work. If a final payment is specified in a Statement of Work, it will be due within forty-five (45) days of Sponsor’s receipt of invoice unless Sponsor notifies Frenova in writing of any deficiencies in the Services. Frenova will correct any such deficiencies within thirty (30) days of notice and will resubmit the final invoice to Sponsor immediately upon final shipment of the corrected project deliverable(s).

3.8	Currency Management

The Parties agree that all amounts to be paid to Frenova for Services rendered and all Pass-Through expenses, including Trial Site/Investigator payments, shall be paid in U. S. Dollars unless otherwise set forth in an applicable Statement of Work.

4.0	TERM AND TERMINATION

4.1	Term

Unless earlier terminated according to Section 4.2, 4.3, or 4.4 below, this Agreement will remain in effect for an initial term of five (5) years from the Effective Date, and thereafter will renew automatically for successive terms of one (1) year unless either Party notifies the other Party of termination of the Agreement no later than sixty (60) days prior to renewal hereof. In the event of non-renewal by either Party, the term of this Agreement applicable under any outstanding Statement of Work will continue until completion of the Services described in such Statement of Work or appropriate termination of the Statement of Work.

4.2	Termination by Sponsor

4.2.1

Sponsor may terminate this Agreement or any Statement of Work upon sixty (60) days prior written notice to Frenova for any reason. Sponsor will pay Frenova for all Services properly rendered and Pass-Through expenses, including Trial Site/Investigator/Facility expenses incurred pursuant to this Agreement or any terminated Statement of Work. Sponsor will also pay for Services and Pass-Through expenses, including Trial Site/Investigator/Facility expenses, necessary to conduct an orderly winding down of the administration of this Agreement, or any terminated Statement of Work, which amount will not exceed the remaining unpaid balance of the Project Budget of the Statement of Work, unless special circumstances warrant otherwise.

4.2.2

As soon as practicable following receipt of notice of termination under this Section 4.2, Frenova will submit an itemized accounting of Pass-Through expenses and costs incurred, costs anticipated, and payments received in order to determine a balance to be paid by either Party to the other. Such balance will be paid by Sponsor or Frenova within thirty (30) days of completion of work.

4.3	Termination by Frenova

4.3.1

Failure of Sponsor to comply with any of the material terms or conditions of this Agreement or to respond to Frenova’s inquiries or requests for information will entitle Frenova to give written notice of default of this Agreement or a Statement of Work via certified/return receipt mail or overnight courier to ensure receipt by Sponsor. If Sponsor does not cure the default within sixty (60) days of receipt of notice (or for such reasonable amount of time thereafter, if the default is not susceptible of cure within sixty (60) days), this Agreement or the affected Statement of Work may be terminated by Frenova, which will cease performance of Services. The cessation of Services in accordance with this Section will not be a default of performance obligations by Frenova, nor will it be a breach of this Agreement or any Statement of Work. Sponsor will pay to Frenova all amounts due and owing for Services performed, Pass-Through expenses (including Trial Site/Investigator expenses) incurred, costs associated with winding up activities described in Section 4.2 above, as well as any late fees which may be due, pursuant to Section 3.6 above.

4.3.2

Additionally, Frenova may terminate any Statement of Work upon thirty (30) days prior written notice if: (i) Sponsor cancels or materially delays the requested Services; (ii) unanticipated material changes to the project assumptions or project specifications cannot be addressed to both Parties’ satisfaction through an Amendment; (iii) changes to the Study Protocol cause enrollment targets to become commercially unreasonable; (iv) Sponsor is unable to make timely payments to Frenova resulting in Frenova lacking funds to process payments to Trial Sites.

4.4	Termination for Other Reasons

4.4.1

If in the reasonable assessment of Frenova or Sponsor, the continued performance of the Services contemplated by this Agreement or any Statement of Work could constitute a potential or actual violation of legal, regulatory, ethical or scientific standards and/or patient safety and welfare is jeopardized, then either Party may terminate this Agreement or any Statement of Work by giving written notice stating the effective date of such termination and notice period, if any. The parties shall use all reasonable efforts to rectify the alleged violation prior to the end of the notice period, if any.

4.4.2

Either Party may terminate this Agreement and all Statements of Work hereunder, effective immediately upon written notice to the other Party, if the other Party: (i) files a voluntary petition in bankruptcy or has an involuntary bankruptcy petition filed against it, which is not dismissed within thirty (30) days after its institution, (ii) is adjudged as bankrupt, (iii) becomes insolvent, (iv) has a receiver, trustee, conservator or liquidator appointed for all or a substantial part of its assets, (v) ceases to do business, (vi) commences any dissolution, liquidation or winding up, (vii) makes an assignment of its assets for the benefit of its creditors, (viii) is excluded, suspended, sanctioned or otherwise restricted from participating in federal health care programs, including but not limited to, Medicare or Medicaid, or is (ix) is convicted of a felony.

4.5	Survival

Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. In addition, the following sections: Financial Terms and Conditions, Term and Termination, Confidentiality and Proprietary Rights, Representations and Warranties, Indemnification and Insurance, Non-Solicitation of Employees, Governing Law, as well as any other sections which by their nature should survive, will survive expiration or termination of this Agreement indefinitely, or for the period of time noted in the specific clause.

5.0	CONFIDENTIALITY AND PROPRIETARY RIGHTS

5.1 During the term of this Agreement and thereafter, the Parties and their Representatives (as defined below) shall neither disclose nor use for any purpose except as expressly provided in this Agreement below, Confidential Information (as defined below) that is provided by Sponsor or Frenova (including without limitation their affiliates, customers, and licensors), directly or indirectly, pursuant to this Agreement, whether oral or in written form, or other tangible medium, and whether or not marked confidential. “Confidential Information” means all Sponsor or Frenova (including without limitation their Affiliates, customers and licensors) information and data, including, but not limited to, technical data, trade secrets, know-how, ideas, research, prototypes, samples, formulas, compounds, methods, plans, specifications, characteristics, raw material data, software, inventions, discoveries, processes, designs, drawings, schematics whether or not patentable, and information concerning Sponsor’s or Frenova’s financial condition, product plans, services, customers, potential customers, potential Trial Site lists and potential Investigator lists, distribution systems, suppliers, markets, business, technology, marketing plans, sales, manufacturing, purchasing and accounting methods, strategy, budgets, contracts, grants, costs, profits, employees and consultants, plans for future development, and other information of a similar nature. For the sake of clarity, the potential Trial Site list(s), potential Investigator’s list(s), and potential Facility list(s) developed by Frenova, including but not limited to the identity and contact information for potential Investigators, is confidential and proprietary and, subject to 5.3, shall be deemed as Frenova Confidential Information. Notwithstanding any provision herein to the contrary, the medical records of any Study Subject used in the care and treatment of such patient shall be owned by the medical provider(s), as applicable, and their applicable Affiliates, and in no event will this Section 5 be construed to place restrictions on the use of and disclosure of such medical information.

5.2 In consideration of any access the Parties may have to Sponsor’s or Frenova’s Confidential Information hereunder, during the term of this Agreement and thereafter, the Parties shall:

5.2.1	in the case of Frenova, not use such Confidential Information except in the performance of Study related Services in accordance with the applicable Statement of Work;

5.2.2

hold the Confidential Information in strict confidence and shall protect such Confidential Information from disclosure and shall use the same degree of care to avoid disclosure of such Confidential Information as the parties employ with respect to their own confidential information of like importance, but in no event less than a reasonable amount of care;

5.2.3

not, without the express written permission of Sponsor or Frenova, as applicable, divulge any such Confidential Information to others, except to persons who are (i) employees of the Parties or their Affiliates used in accordance with Section 8.8 or represent a Party or their Affiliate used in accordance with Section 8.8 in a professional capacity; (ii) are bound by obligations of confidentiality and nonuse at least as restrictive as those set forth herein; and (iii) who have a bona fide need to know Confidential Information in connection with the Study related Services (collectively, “Representatives”);

5.2.4	not use for its own benefit or the benefit of its Representatives or any person or entity, other than the Party owning the information, any such Confidential Information; and

5.2.5

not copy, create derivative works of or reverse engineer any such Confidential Information, except such duplication as is necessary in the performance of the Study related Services, or in the case of Sponsor, for the use of the Services.

5.3 Confidential Information shall not include information that the receiving Party can show:

5.3.1	was already in their possession without obligation to keep it confidential as evidenced by its written records prepared or received prior to the disclosure;

5.3.2

is lawfully disclosed to them by a third party, provided such information was not obtained by such third party directly or indirectly from either Sponsor or Frenova (including without limitation their Affiliates, customers and licensors) on a confidential basis as evidenced by its written records;

5.3.3

is independently developed by them (including without limitation their Affiliates) without access to or use of the Confidential Information as evidenced by its written records prepared contemporaneously with the development; or

5.3.4	is generally known to the public without violation hereof.

5.4 A Party may make disclosures of the other Party’s Confidential Information as required by law or regulation or by an order of a governmental agency, legislative body or court of competent jurisdiction, provided that the Party required to disclose such information: (i) provides the other Party, as applicable, with prompt written notice of such requirement, (ii) cooperates with the other Party, as applicable, in connection with such Party’s actions to obtain a protective order and/or confidential treatment for such Confidential Information, and (iii) limits such disclosure of Confidential Information to the fullest extent permitted under applicable law.

5.5 Notwithstanding any language to the contrary in this Agreement, the Parties shall be responsible for any disclosure or use of the other Party’s Confidential Information or other prohibited activity involving the other Party’s Confidential Information by any of their respective Representatives, person or entity to which the other Party’s Confidential Information is disclosed. Each Party shall notify the other in writing immediately upon becoming aware of the occurrence of any unauthorized release of the other Party’s Confidential Information or other breach of this Agreement. The Parties each acknowledge and agree that due to the unique nature of the Confidential Information there is no adequate remedy at law for any breach of its or its Representatives’ obligations hereunder and that any breach would result in irreparable harm to Sponsor or Frenova, as applicable. Therefore, upon any such breach, Sponsor or Frenova, as applicable, shall be entitled to obtain appropriate equitable relief in addition to its remedies at law.

5.6 Nothing contained in this Agreement shall be construed as granting or conveying to Sponsor or Frenova, or their Representatives, by implication, license, estoppel or otherwise, any right, title or interest in or to the Confidential Information. None of the Confidential Information which may be disclosed hereunder shall constitute any representation, warranty, assurance, guarantee, or inducement by Sponsor or Frenova as to the non-infringement of patents, trademarks, copyrights or any intellectual property rights or other rights of third parties. All Confidential Information and other written data provided by Sponsor or Frenova hereunder shall be and remain the property of Sponsor or Frenova, as applicable.

5.7 In the event Sponsor shall come into contact with any Subject’s medical records, Sponsor shall hold in confidence the identity of such Subject and shall comply with all applicable law(s) and contractual obligations regarding the confidentiality of such Subject’s records.

5.8 Sponsor and Frenova each agree to hold the terms of this Agreement in confidence. Notwithstanding anything in this Agreement to the contrary, Frenova may, however, disclose such Confidential Information to potential Principal Investigator(s) or Principal Investigator(s) and/or their designees, provided that such parties have agreed to protect the confidential nature of the information disclosed to them.

5.9	Return or Destruction of Information

Upon a Party’s written request, Sponsor or Frenova shall promptly deliver to the other or to destroy if so requested, as applicable, all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information and any other property of Sponsor or Frenova, as applicable, that the Party shall have in its possession or under their control, in whatever media; provided, however, that each Party shall be entitled to retain in confidence under this Agreement, including without limitation (i) one (1) archived copy of the other Party’s Confidential Information and all materials created by such Party and containing the other Party’s Confidential Information, including without limitation notes and memoranda, solely for the purpose of administering a Party’s obligations under this Agreement; and (ii) Confidential Information contained in such Party’s electronic back-up files that are created and maintained in the normal course of business pursuant to such Party’s standard protocol for preserving its electronic backup records.

5.10	Proprietary Rights

5.10.1

The entire right, title and interest in and to any Invention that is related to an indication, use, formulation or dosage, or to the manufacture, of the Study Agent shall be the property of Sponsor (“Sponsor Inventions”). Frenova hereby assigns and agrees to assign all Sponsor Inventions to Sponsor. Any Inventions that are related to dialysis devices and processes (including disposables related thereto) shall be owned by Frenova or its designee (“Frenova Inventions”). Sponsor hereby assigns and agrees to assign all Frenova Inventions to Frenova.

5.10.2

The parties hereto acknowledge and agree that the inventions and technologies of Sponsor and Frenova or their respective Affiliates that pre-exist this Agreement or are made or conceived independently of a Study and the Services are their separate property, respectively, and are not affected by this Agreement and no Party hereto shall have any claims to or rights in such pre-existing or independently made or conceived inventions and technologies. The Sponsor and Frenova shall not be deemed to transfer or grant to another Party hereto any rights except insofar as necessary to permit the parties to conduct Study related Services, and as expressly provided in this Agreement.

5.10.3

Subject to Section 5.10.1 above, title to any other Inventions made or conceived (i) solely by Sponsor employees or consultants shall be solely owned by Sponsor; (ii) solely by Frenova employees or consultants shall be solely owned by Frenova; and (iii) jointly by Sponsor employees or consultants and/or Frenova employees or consultants shall be jointly owned by the respective employers (“Joint Inventions”).

5.10.4

The Parties understand and agree that Frenova is in the business of providing dialysis care through its clinics. As such, the Parties agree that with respect to data and results arising out of the performance of the Study related Services, Frenova retains a right to use the Study data in connection with the treatment of patients. Frenova agrees to hold the Study data in confidence and to maintain the Study data as Confidential Information as defined by this Agreement.

5.10.5

Each Party hereto agrees to assist the other Party hereto in their efforts to establish and perfect its rights acquired under this Section 5.10, and to execute any documents reasonably necessary to do the same. The Party requesting such assistance shall reimburse the other Party for reasonable expenses incurred in satisfying the obligations under the immediately preceding sentence.

5.10.6

With respect to Joint Inventions, Frenova and Sponsor shall each own a one-half undivided interest in the Joint Inventions and, subject to the terms of this Agreement, can sell, license or otherwise transfer its rights to the Joint Inventions without a duty of accounting to the other Party. Each Party hereby grants to the other Party all permissions, consents and waivers with respect to, and all licenses under, such Joint Inventions, throughout the world, necessary to provide the other Party with such rights of practice, use and other exploitation, and will execute documents as necessary to accomplish the foregoing. In addition, the Parties shall cooperate in good faith in connection with (i) preparing, filing and prosecuting patent applications (including reissue, continuing, continuation-in-part, provisional, divisional, and substitute applications and any foreign counterparts thereof); (ii) maintaining any resulting patents; (iii) managing any interference or opposition proceedings relating to the foregoing; and (iv) bringing, pursuing and settling infringement claims against third parties.

5.11	Publicity

Except as may be required by law, a Party shall not use the other Party’s name or any of the name of any of the other Party’s Affiliates, in any press release, publicity, advertising, or other disclosure without the named party’s prior written consent. Furthermore, no Party to this Agreement shall use the names, trade names, trademarks, service marks, logos or other brand-source indicia (“Trademarks”) of any other Party in any advertising, promotional or sales literature or in any publicity without the prior written approval of the Party whose Trademarks are to be used. Further, either Party may make such public disclosures as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations.

5.12	Publications

Frenova shall not publish any articles or make any presentations relating to the Services, Sponsor Confidential Information or referring to data generated pursuant to any Statement of Work issued hereunder, without the prior written consent of Sponsor. Sponsor shall not publish any articles or make any presentations including Frenova Confidential Information, without the prior written consent of Frenova. Nothing in this Section 5.12 will prevent Sponsor from publishing any results of any Study.

6.0	REPRESENTATIONS AND WARRANTIES

6.1	Acknowledgements

Sponsor acknowledges and agrees that there can be no assurance, representation or warranty by Frenova that a Study Agent which is the subject of research in any Study to which the Services are related, either during the term of this Agreement or thereafter, will be successfully developed or, if so developed, will receive the required approval by the United States Food and Drug Administration (“FDA”) or other regulatory authority.

6.2	Representations and Warranties of Sponsor

6.2.1

Sponsor represents and warrants to Frenova as of the Effective Date that, to Sponsor’s knowledge, performance of obligations required of Frenova hereunder will not infringe or violate the intellectual property rights of any third party including but not limited to trademark, trade secrets, copyright, patent, proprietary information rights.

6.2.2

Sponsor represents and warrants that neither any assignment nor task requested by Sponsor nor the conduct thereof as provided in this Agreement would necessarily violate any applicable law or regulation. Sponsor shall notify Frenova immediately upon learning of any potential violation of this Agreement or of applicable law pertaining to the Study.

6.2.3

Sponsor represents and warrants that it has the right, title and interest in the Study Agent which is the subject of research covered by this Agreement or any Statement of Work (whether such right, title and interest is held solely by Sponsor or jointly with others) and that it has the legal right, authority and power to enter into this Agreement, and to perform any clinical trial which is the subject of a Statement of Work issued hereunder.

6.2.4

Sponsor represents and warrants it will provide Frenova with copies of any monitoring visit follow-up letters sent to the Trial Sites, provided that Frenova agrees to limit their use of these monitoring visit follow-up letters to the provision of the Services.

6.3	Representations and Warranties of Frenova

6.3.1

Frenova represents and warrants that the personnel assigned to perform Services rendered under this Agreement will be capable professionally, and that it will perform its obligations hereunder in accordance with all applicable federal, international, state or local law or regulation, the terms of this Agreement and any Statement of Work issued hereunder.

6.3.2

Frenova further represents and warrants that it will make available to Sponsor or to the responsible regulatory authority relevant records, programs, and data as may be reasonably requested by Sponsor for purposes related to filing and prosecution of Sponsor’s related applications for any regulatory approvals.

6.3.3

Frenova’s sole obligation for material breach of a representation and warranty set out in this Section will be, at Sponsor’s option, to correct or re-perform, or refund all amounts paid for that portion of the Services that fails to materially conform thereto.

6.4	Debarment Certification

6.4.1

Frenova certifies that it has not been debarred under Section 306 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §335a(a) or (b) or any equivalent local law or regulation. In the event that Frenova becomes debarred, Frenova agrees to notify Sponsor immediately.

6.4.2

Frenova certifies that no individual or entity providing Services hereunder has been or will be debarred under Section 306 of the Federal Food, Drug and Cosmetic Act, 21 U.S.C §335a (a) or (b) or any equivalent local law or regulation. In the event that Frenova becomes aware of or receives notice of the debarment of any individual or entity providing Services hereunder, Frenova agrees to notify Sponsor immediately.

6.5	No Suspension or Exclusion from Federal Health Care Programs

Each Party represents and warrants that it has not been and will not be excluded, suspended, sanctioned or otherwise restricted from participating in federal health care programs in the U.S., including but not limited to, Medicare or Medicaid.    In the event that a Party becomes aware of or receives notice of its exclusion, suspension, sanction or restriction from participating in federal health care programs in the U.S., such Party shall notify the other Party immediately.

6.6	No Other Warranties

The Parties’ warranties and representations contained in this Agreement are in lieu of all other warranties expressed or implied.

7.0	INDEMNIFICATION AND INSURANCE

7.1	Indemnification by Sponsor

7.1.1

Sponsor will indemnify, defend and hold harmless Frenova, its Affiliates, and their officers, directors, agents, employees, and independent contractors (each an “Indemnitee”) against any and all losses, damages, liabilities, costs and expenses, settlement payments, judgments, fines, fees, penalties or other charges, including reasonable attorneys and professional fees (collectively “Losses”) resulting from any claims, causes of action or suits, proceeding, arbitration, pending or threatened, and in each case by a third party (each a “Claim”) against Indemnitees arising out of the authorized use or disclosure of Sponsor’s Confidential Information by the Indemnitee or their respective Representatives, the Study, the Services and other work conducted under this Agreement, in each case subject to Section 7.1.3. Frenova will promptly notify Sponsor upon receipt of notice of any Claim (provided that the failure to give such notice will not relieve Sponsor of its obligations under this Section except to the extent, if at all, it is prejudiced thereby) and will permit Sponsor’s attorneys and personnel, at Sponsor’s discretion and cost, to handle and control the defense of any such Claim. Frenova may participate in the defense using its own independent counsel, at Frenova’s expense, without relieving Sponsor of its obligations under this Section.

7.1.2

Under no circumstances, however, will Sponsor accept liability, settle or otherwise compromise any Claims without prior written consent of Frenova, which will not be unreasonably withheld. Frenova will fully cooperate and aid in any such defense.

7.1.3

Sponsor will not be obligated to indemnify, defend, or hold harmless Frenova against any Claim to the extent that such Claim arose as a result of Frenova’s negligence, intentional misconduct or breach of this Agreement or any Statement of Work hereunder. If Sponsor incurs reasonable defense costs that it is not responsible for pursuant to this Section 7.1.3, Frenova will repay to Sponsor all such costs.

7.2	Indemnification by Frenova

7.2.1

Frenova will indemnify, defend and hold harmless Sponsor and its employees, officers, and directors against any and all Losses, resulting from any Claim arising from the authorized use or disclosure of Frenova’s Confidential Information by Sponsor or their respective Representatives, Frenova’s negligence, intentional misconduct, or breach of this Agreement or any Statement of Work hereunder. Sponsor will promptly notify Frenova upon receipt of notice of any Claim for which it intends to seek indemnification hereunder, provided that the failure to give such notice will not relieve Frenova of its obligations under this Section except to the extent, if at all, it is prejudiced thereby. Sponsor will permit Frenova’s attorneys and personnel, at Frenova’s discretion and cost, to handle and control the defense of any such Claim. Sponsor may participate in the defense using its own independent counsel, at Sponsor’s expense, without relieving Frenova of its obligations under this Section.

7.2.2

Under no circumstances, however, will Frenova accept liability, settle or otherwise compromise any Claims subject to indemnification under this Section without prior written consent of Sponsor, which will not be unreasonably withheld. Sponsor will fully cooperate and aid in any such defense.

7.2.3

Frenova will not be obligated to indemnify, defend or hold harmless Sponsor against any Claim to the extent that such claim arose as a result of Sponsor’s negligence, intentional misconduct or breach of this Agreement or any Statement of Work hereunder. If Frenova incurs reasonable defense costs that it is not responsible for pursuant to this Section 7.2.3, Sponsor will repay to Frenova all such costs.

7.3	Limits of Liability

Frenova’s liability for direct damages hereunder will not exceed the total fees for Services payable by Sponsor to Frenova under the applicable Statement of Work. Except for any breach of provisions related to Confidential Information in Section 5, in no event will a Party be liable to the other Party for any indirect, incidental, special, consequential, punitive, exemplary damages of any kind (including without limitation, lost profits, lost savings, loss of data, loss of business opportunities) arising out of or related to this Agreement, any Statement of Work, or the transactions contemplated by this Agreement, however caused, under any theory of liability, even if any or all of the Parties have been advised of the possibility of such damages. Nothing in this Section 7.3 will limit a Party’s liability pursuant to Sections 7.1 or 7.2.

7.4	Insurance

Sponsor represents and warrants that it maintains a policy or program of insurance or at levels sufficient to support the Sponsor’s Indemnification and obligations and duties assumed under this Agreement. This includes:

(1)	General liability insurance for bodily injury, including death, and property damage;

(2)	Workers’ compensation insurance in the amount required by the law of the state in which the Institution’s employees are located; and

(3)	Clinical trial insurance policy or similar systems for compensation for any damage suffered by a subject resulting from participation in a clinical trial conducted in the EU.

Sponsor shall provide to Frenova, upon request, evidence of its insurance of the types specified in this Section or self-insurance.

Frenova represents and warrants that it maintains a policy or program of insurance or self-insurance at levels sufficient to support the Frenova’s Indemnification and obligations and duties assumed under this Agreement. For Services performed within the United States of America, this includes:

(1)	General liability insurance for bodily injury, including death, and property damage;

(2)	Workers’ compensation insurance in the amount required by the law of the state in which the Institution’s employees are located;

(3)	Professional liability insurance.

For Services performed outside of the United States of America, this includes:

(1)	General and Product liability insurance for bodily injury, including death, and property damage.

Frenova shall provide to Sponsor, upon request, evidence of its insurance of the types specified in this Section or self-insurance.

8.0	MISCELLANEOUS CLAUSES

8.1	Independent contractor relationship

Frenova and Sponsor are independent contractors. Nothing in this Agreement will be construed to create the relationship of partners, joint venturers, or employer and employee between Frenova and Sponsor or Frenova’s employees. Neither Party, nor its employees, or independent contractors will have authority to act on behalf of or bind the other Party in any manner whatsoever unless otherwise authorized in this Agreement or a specific Statement of Work or in a separate writing signed by both Parties.

8.2	Nonsolicitation of Employees

Neither Party, during the term of this Agreement and for twelve (12) months thereafter, will, without the prior written consent of the other Party, directly or indirectly solicit for employment or contract, attempt to employ or contract with or assist any other entity in employing, contracting with or soliciting for employment or contract any employee or executive who is at that time employed/contracted by the other Party or an Affiliate used in accordance with Section 8.8 and who had been employed/contracted by the other Party or an Affiliate used in accordance with Section 8.8 in connection with one or more Statements of Work issued hereunder. Provided, however, that the foregoing provision will not prevent either Party from conducting solicitation via a general advertisement for employment that is not specifically directed to any such employee or from employing any such person who responds to such solicitation.

8.3	Notices

Except as otherwise provided, all communications and notices required under this Agreement will be mailed by first class mail or sent via nationally recognized overnight courier to the addresses set forth below, or to such other addresses as the Parties from time to time specify in writing.

If to Sponsor:	If to Frenova:

inRegen c/o Twin City Bio LLC 3929 WestPoint BLVD Suite G Winston-Salem, NC 27103 Attn: Tim Bertram	Frenova, LLC 920 Winter Street Waltham, MA 02451 Attention: Business Operations with a copy to: Frenova, LLC c/o FMCNA 920 Winter Street Waltham, MA 02451 Attention: Corporate Law Department

8.4	Anti-Bribery; Anti-Corruption

As stated in the Fresenius Medical Care Code of Ethics and Business Conduct, Frenova upholds the values of quality, honesty and integrity, innovation and improvement, respect and dignity, as well as lawful conduct, especially with regard to anti-bribery and anti-corruption. Frenova upholds these values in its own operations, as well as in its relationships with business partners. Frenova’s continued success and reputation depends on a common commitment to act accordingly. Together with Frenova, Sponsor is committed to uphold these fundamental values by adherence to applicable laws and regulations.

8.5	Force Majeure

If the performance of this Agreement by Frenova or Sponsor is prevented, restricted, interfered with or delayed (either totally or in part) by reason of any cause beyond the control of the Parties (including, but not limited to, acts of God, explosion, disease, weather, war, insurrection, terrorism, civil strike, riots or extensive power failure), the Party so affected will, upon giving notice to the other Party as soon as is practical, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party will use reasonable efforts to avoid or remove such causes of non-performance and will continue performance whenever such causes are removed.

8.6	Governing Law

This Agreement will be governed in all respects by the laws of New York, United States of America or the laws of Germany, as applicable to where the Services are performed, without regard to its conflict of laws principles.

8.7	Severability

If any of the provisions or a portion of any provision of this Agreement is held to be unenforceable or invalid by a court of competent jurisdiction, the validity and enforceability of the enforceable portion of any such provision and/or the remaining provisions will not be affected thereby.

8.8	Assignment

Neither Party may assign this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld; provided, however, that either Party may assign this Agreement without consent to a successor in interest to substantially all of the business of that Party to which the subject matter of this Agreement relates upon delivery to the other Party of notice of such assignment. Additionally, Frenova may use the services of its corporate Affiliates to fulfill its obligations under this Agreement and any Statement of Work provided that Frenova shall also remain fully responsible for such obligations regardless of whether Frenova or one of its Affiliates has signed the Statement of Work. Frenova shall ensure that any Affiliate so used shall be acts according to all of the terms and conditions applicable to Frenova under this Agreement or any Statement of Work, and the Affiliate shall be entitled to all rights and protections afforded Frenova under this Agreement and any Statement of Work. Any such Affiliate of Frenova may execute a Statement of Work directly.

8.9	Waiver

No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances will be deemed to be construed as a further or continuing waiver of such term, provision or condition or of any other term, provision or condition of this Agreement.

8.10	Entire Agreement; Incorporation by Reference; Conflict

This Agreement and all Statements of Work (including any Protocols and Study Specifications) contains the full understanding of the Parties with respect to the Services and supersedes all existing agreements and all other oral, written or other communications between the Parties concerning the subject matter hereof. This Agreement will not be modified in any way except in writing and signed by a duly authorized representative of Sponsor and an authorized officer of Frenova. In the event of a conflict between the terms and conditions this Agreement or those of any Statement of Work, the terms of this Agreement will take precedence and control unless the provisions of a Statement of Work expressly provide otherwise.

8.11	English Language

The Parties hereto confirm that this Agreement as well as any other documents relating hereto, including notices, have been and shall be drawn up in the English language only.

8.12	Counterparts; Facsimile Signatures

This Agreement may be executed in any number of counterparts with the same effect as if all the parties had signed the same document. Such executions may be transmitted to the parties by facsimile, or in graphical-image form by email or other electronic transmission (collectively, “facsimile evidenced signature”), is to be deemed for all purposes to have been executed and delivered by that party to the other party and such facsimile evidenced signature shall have the full force and effect of an original signature. All fully executed counterparts, whether original or facsimile evidenced signature or a combination of both, shall be construed together and shall constitute one and the same agreement.

8.13	Dispute Resolution

In the event a dispute relating to this Agreement or any Statement of Work arises between the Parties, the Parties will use all reasonable efforts to resolve the dispute through direct discussions for a period of thirty (30) business days. The senior management of each Party is committed to respond to any such dispute. Should such effort to amicably settle the dispute fail, the Parties may proceed to file an action in court.

8.13	No Requirement for Referrals; Fair Market Value.

The Parties agree that the benefits to the parties hereunder do not require, are not payment for and are not in any way contingent upon the referral of patients or business or any other arrangement between the Parties. The Parties represent that the compensation negotiated and agreed upon is fair market value for the services rendered based upon arm’s length bargaining. Furthermore, the parties represent that the compensation is not and has not been determined in a manner that takes into account the volume or value of any referrals or business otherwise generated between the Parties for which payment may be made in whole or in part under Medicare or any other federal health care program. The parties further represent that nothing contained in this Agreement and no amount paid hereunder is intended or shall be construed as an inducement for the Parties to refer or admit any patients to, or order any goods or services from any Parties, or any of their respective Affiliates.

8.14	Non-Exclusivity; Other Interests.

The Parties acknowledge and agree that this Agreement is non-exclusive. Additionally, nothing in this Agreement shall limit, restrict or prevent each Party from pursuing, developing, engaging, or providing products or services that are or may be competitive with the products or services of the other Party including, but not limited, providing products or services to a competitor; provided, however, that the confidentiality obligations hereunder remain in full force and effect with respect to each Party.